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EXHIBIT 99(c)



                               HECHINGER COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                       26 WEEKS ENDED
                                                                               JULY 30, 1994    JULY 31, 1993
                                                                               -------------    -------------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES

Net Earnings                                                                   $      26,013    $      21,122
Adjustments to reconcile earnings to net cash provided by operating activities:
   Unusual charges                                                                    (3,465)          (7,127)
   Depreciation and amortization                                                      25,071           21,800
   Deferred income taxes                                                                 859            1,483
   Deferred rent expense                                                                (516)           1,081
                                                                                ------------    -------------
                                                                                      47,962           38,359
                                                                               -------------    -------------

CHANGE IN OPERATING ASSETS AND LIABILITIES

Merchandise inventories                                                              (76,435)         (54,961)
Other current assets                                                                 (19,160)          (5,485)
Accounts payable and accrued expenses                                                 49,059           34,582
Income taxes payable                                                                   9,444            2,009
                                                                               -------------    -------------
                                                                                     (37,092)         (23,855)

NET CASH FLOWS PROVIDED FROM OPERATIONS                                               10,870           14,504
                                                                               -------------    -------------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES

Expenditures for property, furniture, equipment and other assets,
net of disposals                                                                     (81,196)         (59,164)
Marketable securities:
   Purchases                                                                        (103,560)         (53,177)
   Proceeds from sales                                                               184,042          102,802
                                                                               -------------    -------------
NET CASH USED IN FROM INVESTING ACTIVITIES                                              (714)          (9,539)
                                                                               -------------    -------------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Dividends paid to stockholders                                                        (2,804)          (2,719)
Stock options exercised                                                                2,203               59
Other                                                                                 (3,037)            (821)
                                                                               -------------    -------------
NET CASH USED IN FINANCING ACTIVITIES                                                 (3,638)          (3,481)
                                                                               -------------    -------------
INCREASE IN CASH AND CASH EQUIVALENTS                                                  6,518            1,484

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                        19,675           12,341
                                                                               -------------    -------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                     $      26,193    $      13,825
                                                                               =============    =============
SUPPLEMENTAL INFORMATION
   Cash payments for income taxes                                              $       3,010    $       5,817
   Cash payments for interest, net of amount capitalized                       $      12,711    $      13,901
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